Exhibit 10.1

LOCK UP, VOTING AND CONSENT AGREEMENT

This LOCK UP, VOTING AND CONSENT AGREEMENT is made and entered into as of October 14, 2007 (the “Agreement”) by and among the following parties:

(a) The undersigned Holders (each, a “Consenting Second Lien Holder”; collectively, the “Consenting Second Lien Holders”) of certain Claims under the Second Lien Credit Agreement dated as of March 8, 2007, among Movie Gallery, Inc. (the “Company”), as borrower, the lenders party thereto (the “Second Lien Lenders”), Goldman Sachs Credit Partners L.P., as lead arranger and syndication agent (the “Second Lien Syndication Agent”), and Wells Fargo Bank, N.A., as successor to CapitalSource Inc., as collateral agent and administrative agent (the “Second Lien Administrative Agent,” and together with the Second Lien Syndication Agent, the “Second Lien Agents”) (the “Second Lien Credit Agreement”), providing for a $175 million second lien term loan (the “Second Lien Term Loan”);

(b) The undersigned Holders (each, a “Consenting 11% Senior Note Holder”; collectively, the “Consenting 11% Senior Note Holders” and together with the Consenting Second Lien Holders, the “Consenting Holders”) of certain Claims under the 11% Senior Unsecured Notes Indenture dated as of April 27, 2005, between Movie Gallery, Inc. as issuer, certain Movie Gallery, Inc. subsidiaries, as guarantors and U.S. Bank N.A., as trustee (the “11% Senior Notes Indenture”);

(c) Movie Gallery, Inc. and each of its affiliates that will or may constitute one of the “Debtors” (as defined below) (each of the foregoing Consenting Holders and the Debtors, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, the Company has determined that a prompt restructuring concerning or impacting, inter alia, the First Lien Credit Agreement (as defined below), the Second Lien Credit Agreement and the 11% Senior Notes Indenture would be in the best interests of its creditors and shareholders;

WHEREAS, each Consenting Holder is the Holder of a Claim, as defined in section 101(5) of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) arising out of, or related to, the Second Lien Credit Agreement (each, a “Second Lien Claim”) and/or the 11% Senior Notes Indenture (each, a “Senior Note Claim,” and together with the Second Lien Claims, the “Movie Gallery Claims”);

WHEREAS, Movie Gallery, Inc. is a party to that certain First Lien Credit Agreement dated as of March 8, 2007, among Movie Gallery, Inc. as borrower, certain Movie Gallery, Inc. subsidiaries as guarantors, the lenders party thereto (the “First Lien Lenders”), Goldman Sachs Credit Partners L.P., as lead arranger, syndication agent and administrative agent, and Wachovia Bank, National Association, as collateral agent and documentation agent (the “First Lien Credit Agreement”), providing for (a) a $600 million first lien revolving term loan (the “First Lien Term Loan”); (b) a $100 million first lien revolving facility (the “First Lien Revolving Facility”) and (c) a $25 million first lien synthetic letter of credit facility (the “First Lien LC Facility”);

WHEREAS, as of July 2, 2007, the Debtors were obligated for an aggregate principal and interest amount of approximately $602,200,000 on account of the First Lien Term Loan, an aggregate principal amount of approximately $100,000,000 on account of the First Lien Revolving Facility, approximately $25,000,000 in letters of credit under the First Lien LC Facility, approximately $175,300,000 in aggregate principal and PIK Interest (as defined in the Second Lien Credit Agreement) on account of the Second Lien Term Loan and approximately $325,000,000 on account of the 11% Senior Notes Indenture;

WHEREAS, the Parties intend to implement the restructuring contemplated by this Agreement through a confirmed plan of reorganization, the form and substance of which shall be (a) reasonably satisfactory to the Debtors and Sopris Capital Advisors LLC (“Sopris”) and consistent with the Amended and Restated Second Lien Credit Agreement Term Sheet (as defined in the Plan Term Sheet) and (b) consistent in all material respects with, and on terms and conditions no less favorable than, the terms set forth in this Agreement and that certain term sheet attached hereto as Exhibit A (the “Plan Term Sheet,” and the plan of reorganization contemplated thereby, as the same may be amended from time to time in accordance with the terms of this Agreement, the “Plan”), for the Company and certain of its affiliates, including, but not limited to, Hollywood Entertainment Corporation; M.G. Digital, LLC; M.G.A. Realty I, LLC; MG Automation LLC; and Movie Gallery US, LLC (together with the Company, the “Debtors”) in voluntary bankruptcy cases (the “Chapter 11 Cases”) to be commenced by the Debtors by filing petitions (the “Petitions”) under chapter 11 of the Bankruptcy Code (the date of that event being the “Petition Date”);

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring the outstanding Claims of, and Equity Interests in, the Debtors in accordance with the terms set forth in this Agreement and the Plan Term Sheet;

WHEREAS, each Consenting Holder has reviewed, or has had the opportunity to review, the Plan Term Sheet and this Agreement with the assistance of professional legal advisors of its own choosing;

WHEREAS, each Consenting Holder desires to support and vote to accept the Plan, and the Company desires to obtain the commitment of the Consenting Holders to support and vote to accept the Plan, in each case subject to the terms and conditions set forth herein; and

WHEREAS, subject to execution of definitive documentation and appropriate approvals by the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) of the Plan and the associated disclosure statement, as the same may be amended from time to time (the “Disclosure Statement”), each of which shall be in form and substance satisfactory to the Debtors and Sopris, and which shall be consistent with the Amended and Restated Second Lien Credit Agreement Term Sheet (as defined in the Plan Term Sheet), the following sets forth the agreement between the Parties concerning their respective obligations.

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

AGREEMENT

Section 1. Means for Implementing the Plan Term Sheet.

To implement the Plan Term Sheet, the Debtors and each of the signatories hereto have agreed, on the terms and conditions set forth herein, that the Debtors shall use their commercially reasonable efforts to:

(a)	solicit the requisite acceptances of the Plan in accordance with section 1125 of the Bankruptcy Code after: (i) the Chapter 11 Cases have commenced; and (ii) the Bankruptcy Court has approved the Disclosure Statement;

(b)	move the Bankruptcy Court to confirm the Plan as expeditiously as practicable under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bankruptcy Court’s local rules (the federal and local rules being the “Bankruptcy Rules”); and

(c)	Consummate the Plan;

provided, however, that the form and substance of the Plan (including any Plan Supplement filed in connection therewith) and the Disclosure Statement shall be in form and substance satisfactory to the Debtors and Sopris and shall be consistent with the Amended and Restated Second Lien Credit Agreement Term Sheet (as defined in the Plan Term Sheet).

Section 2. Plan Term Sheet

The Plan Term Sheet is incorporated herein by reference and is made part of this Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to any such terms in the Plan Term Sheet. The general terms and conditions of the Restructuring are set forth in the Plan Term Sheet; provided, however, that the Plan Term Sheet is supplemented by the terms and conditions of this Agreement. In the event the terms and conditions as set forth in the Plan Term Sheet and this Agreement are inconsistent, the terms and conditions as set forth in the Plan Term Sheet shall govern.

Section 3. Commitments of the Consenting Holders Under this Agreement and the Plan Term Sheet.

3.1	Voting by Consenting Holders.

As long as a Termination Event (as defined herein) has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, each Consenting Holder agrees for itself that, so long as it is the legal owner, beneficial owner and/or the investment advisor or manager of or with power and/or authority to bind any Movie Gallery Claims and has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, it shall timely vote its Movie Gallery Claims (and not revoke or withdraw its vote) to accept the Plan, subject to Section 1 hereof.

3.2	Support of Plan.

(a)	As long as a Termination Event has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, each of the Consenting Holders, as long as each such Consenting Holder remains the legal owner, beneficial owner and/or the investment advisor or manager of or with power and/or authority to bind any Movie Gallery Claims, agrees that, subject to Section 1 hereof, by having executed and become party to this Agreement, it will:

(i)	from and after the date hereof not directly or indirectly seek, solicit, support or vote in favor of any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtors that could reasonably be expected to prevent, delay or impede the restructuring of the Debtors as contemplated by the Plan Term Sheet, the Plan or any other document filed in connection with confirming the Plan (each, a “Reorganization Document”); and

(ii)	agree to permit disclosure in the Disclosure Statement and any filings by the Debtors with the Securities and Exchange Commission of the contents of this Agreement, including the aggregate Movie Gallery Claims held by all Consenting Holders; provided that the amount of the Movie Gallery Claims held by any individual Consenting Holder shall be disclosed only to the Debtors and shall not be disclosed by the Debtors to any other person or Entity.

(b)	As long as a Termination Event has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, the Debtors and each Consenting Holder, so long as it is a Holder of any Movie Gallery Claim, further agree that they shall not:

(i)	object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Plan Term Sheet, the Disclosure Statement or the Plan; and

(ii)	take any action that is inconsistent with, or that would delay approval of the Disclosure Statement or confirmation of the Plan.

3.3	Transfer of Claims, Interests and Securities.

Each of the Consenting Holders hereby agrees, for so long as this Agreement shall remain in effect (such period, the “Restricted Period”), not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Movie Gallery Claims (or any right related thereto and including any voting rights associated with such Movie Gallery Claims), unless the transferee thereof (a) agrees in writing to assume and be bound by this Agreement and the Plan Term Sheet, and to assume the rights and obligations of a Consenting Holder under this Agreement and (b) delivers such writing to the Company before the close of two (2) Business Days after the relevant Transfer (each such transferee becoming, upon the Transfer, a Consenting Holder hereunder). The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting Holders hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a Consenting Holder hereunder. Any sale, transfer or assignment of any Relevant Claim (as defined below) that does not comply with the procedure set forth in the first sentence of this Subsection 3.3 shall be deemed void ab initio.

3.4	Further Acquisition of Movie Gallery Claims.

This Agreement shall in no way be construed to preclude any Consenting Holder or any of its respective subsidiaries from acquiring additional Movie Gallery Claims; provided that any such additional Movie Gallery Claims acquired by a Consenting Holder or any subsidiary thereof shall automatically be deemed to be subject to the terms of this Agreement. Upon the request of the Debtors, each Consenting Holder shall, in writing and within five (5) Business Days, provide an accurate and current list of all Movie Gallery Claims that it and any affiliate holds at that time, subject to any applicable confidentiality restrictions and applicable law.

3.5	Representation of Consenting Holders’ Holdings.

Each of the Consenting Holders represents that, as of the date hereof:

(a)	it is the legal owner, beneficial owner and/or the investment advisor or manager for the beneficial owner of such legal or beneficial owner’s Movie Gallery Claims set forth on its respective signature page (collectively, the “Relevant Claims”);

(b)	there are no Movie Gallery Claims of which it is the legal owner, beneficial owner and/or investment advisor or manager for such legal or beneficial owner that are not part of its Relevant Claims unless such Consenting Holder does not possess the full power to vote and dispose of such Claims; and

(c)	it has full power to vote, dispose of and compromise the aggregate principal amount of the Relevant Claims.

Section 4. The Debtor’s Responsibilities.

4.1	Implementation of Plan.

The Debtors shall use their commercially reasonable efforts to:

(a)	effectuate and consummate the Restructuring on the terms contemplated by the Plan Term Sheet and the Plan;

(b)	file the Disclosure Statement along with a motion seeking its approval by the Bankruptcy Court within the time frame set forth in the Plan Term Sheet;

(c)	implement all steps necessary and desirable to obtain from the Bankruptcy Court an order confirming the Plan (the “Confirmation Order”) within the time frame set forth in the Plan Term Sheet, which Confirmation Order shall be in form and substance satisfactory to the Debtors and Sopris and consistent with the Amended and Restated Second Lien Credit Agreement Term Sheet (as defined in the Plan Term Sheet); and

(d)	take no actions inconsistent with this Agreement, the Plan Term Sheet and the Plan or the expeditious Confirmation and Consummation of the Plan.

4.2	Representation of the Debtors.

None of the materials and information provided by or on behalf of the Debtors to the Consenting Holders in connection with the Restructuring contemplated by this Agreement, when read or considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to prevent the statements made therein from being materially misleading.

4.3	The Debtors’ Fiduciary Obligations.

Notwithstanding anything to the contrary contained in this Agreement:

(a)	The Debtors may furnish or cause to be furnished information concerning the Company and its affiliates to a party (a “Potential Acquirer”) that the Company’s Board of Directors believes in good faith has expressed an unsolicited legitimate interest in, and has the financial wherewithal to consummate, a Business Combination (as defined below) on terms, including confidentiality terms, approved by the Company’s Board of Directors;

(b)	Following receipt of a proposal or offer for a Business Combination from a Potential Acquirer, after delivery of such proposal or offer to Sopris, the Debtors may negotiate and discuss such proposal or offer with the Potential Acquirer;

(c)	Following the good faith determination by the Company and its Board of Directors that such a proposal or offer for a Business Combination constitutes a Topping Proposal, the Debtors may immediately terminate their obligations under this Agreement by written notice to Sopris; and

(d)	The Debtors may terminate their obligations under this Agreement by written notice to Sopris if the Debtors, in good faith exercise of their business judgment, determine that there is a sufficient risk of non-performance by the Debtors with respect to the financial obligations contemplated under the Plan such that the Sopris proposal is not in the best interests of the Debtors’ estate.

For the purposes of this Section 4.3:

(e)	“Business Combination” means any merger, consolidation or combination to which the Company or any of its subsidiaries is a party; any proposed sale or other disposition of capital stock or other ownership interests of the Company and its subsidiaries, including a rights offering; or any proposed sale or other disposition of all or substantially all of the assets or properties of the Company and its subsidiaries; and

(f)	“Topping Proposal” means a proposal or offer or indication of interest for a Business Combination from a Potential Acquirer that the Company and its Board of Directors determines in good faith is reasonably likely to be more favorable to the Debtors’ estates and their creditors and other parties to whom the Debtors owe fiduciary duties than is proposed under the Plan Term Sheet, taking into account, among other factors, the identity of the Potential Acquirer, the likelihood that any such offer or proposal will be negotiated to finality within a reasonable time, and the potential loss to the Debtors’ estates and their creditors and other parties to whom the Debtors owe fiduciary duties if any such Business Combination is not consummated; provided, however, that such Topping Proposal provides a full recovery to the First Lien Lenders and Second Lien Lenders and more favorable treatment for unsecured creditors and equity holders than the Plan.

Section 5. Mutual Representations, Warranties, and Covenants.

Each Party makes the following representations, warranties and covenants to each of the other Parties, each of which are continuing representations, warranties and covenants:

5.1	Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.2	No Consent or Approval.

Except as expressly provided in this Agreement, no consent or approval is required by any other Entity in order for it to carry out the provisions of this Agreement.

5.3	Power and Authority.

It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement, the Plan Term Sheet and the Plan.

5.4	Authorization.

The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.5	Governmental Consents.

The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required under the federal securities laws and, in connection with the commencement of the Chapter 11 Cases, the approval of the DIP Order,1 the approval of the Disclosure Statement and Confirmation of the Plan by the Bankruptcy Court.

5.6	No Conflicts.

The execution, delivery and performance of this Agreement does not and shall not: (a) violate any provision of law, rule or regulations applicable to it or any of its subsidiaries; (b) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

Section 6. No Waiver of Participation and Preservation of Rights.

This Agreement and the Plan are part of a proposed settlement of disputes among the Parties. Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of each of the Consenting Holders to protect and preserve its rights, remedies and interests, including, but not limited to, its claims against any of the Debtors, any liens or security interests it may have in any assets of any of the Debtors, or its full participation in the Chapter 11 Cases. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, if a Termination Event occurs, or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests.

Section 7. Acknowledgement.

This Agreement and the Plan Term Sheet and the transactions contemplated herein and therein are the product of negotiations between the Parties and their respective representatives. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. The Debtors will not solicit acceptances of the Plan from any Consenting Holder until the Consenting Holders have been provided with copies of a Disclosure Statement approved by the Bankruptcy Court.

[1]	The “DIP Order” shall mean the interim and final orders entered by the Bankruptcy Court approving the postpetition financing and use of cash collateral contemplated in the Plan Term Sheet.

Section 8. Termination.

8.1	Termination Events.

The term “Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Termination Event and whether it is voluntary or involuntary):

(a)	the Plan or any subsequent Plan filed by the Debtors with the Bankruptcy Court (or a Plan supported or endorsed by the Debtors) is not in a form and substance that is reasonably satisfactory to the Debtors and Sopris;

(b)	the Debtors shall not have filed for chapter 11 bankruptcy protection before the Bankruptcy Court on or before October 19, 2007;

(c)	the Debtors shall not have filed the Plan and Disclosure Statement with the Bankruptcy Court on or before 30 days following the Petition Date, or such later date as may be mutually agreed upon by the Company and Sopris;

(d)	the Disclosure Statement is not approved on or before 75 days following the Petition Date, or such later date as may be mutually agreed upon by the Company and Sopris;

(e)	an order, in form and substance satisfactory to the Debtors and Sopris, confirming the Plan is not entered on or before 120 days following the Petition Date, or such later date as may be mutually agreed upon by the Company and Sopris;

(f)	the Effective Date shall not have occurred on or before 150 days following the Petition Date, or such later date as may be mutually agreed upon by the Company and Sopris;

(g)	any of the Chapter 11 Cases of Movie Gallery, Inc., Hollywood Entertainment Corporation or Movie Gallery US, LLC are converted to cases under chapter 7 of the Bankruptcy Code;

(h)	the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases appointing (i) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a)) under Section 1106(b) of the Bankruptcy Code;

(i)	any of the Chapter 11 Cases of Movie Gallery, Inc., Hollywood Entertainment Corporation or Movie Gallery US, LLC are dismissed;

(j)	the order confirming the Plan is reversed on appeal or vacated;

(k)	any Party has breached any material provision of this Agreement or the Plan Term Sheet and any such breach has not been duly waived or cured in accordance with the terms hereof after a period of five (5) days;

(l)	the Bankruptcy Court does not enter, within 45 days after the Petition Date, a final, non-appealable DIP Order;

(m)	any court shall enter a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(n)	the Debtors shall withdraw the Plan or publicly announce their intention not to support the Plan;

(o)	the Debtors inform Sopris in writing of their decision to accept a Topping Proposal; or

(p)	the Debtors file a motion with the Bankruptcy Court seeking approval of a Topping Proposal.

The foregoing Termination Events are intended solely for the benefit of the Debtors and the Consenting Holders; provided that no Consenting Holder may seek to terminate this Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of its own actions or omissions.

8.2	Termination Event Procedures.

(a)	Upon the occurrence of a Termination Event pursuant to Section 8.1(k) hereof due to a material breach of this Agreement by Sopris, then the Debtors shall have the right to terminate this Agreement and the Plan Term Sheet by giving written notice thereof to the other Parties.

(b)	Upon the occurrence of a Termination Event contemplated by clauses (a), (g), (h), (i), (j), (m), (n) or (o) of Section 8.1 hereof, this Agreement and the Plan Term Sheet shall automatically terminate without further action.

(c)

Except as set forth in Section 8.2(a) and 8.2(b) hereof, upon the occurrence of a Termination Event, this Agreement and the Plan Term Sheet shall automatically terminate without further action unless no later than three (3) Business Days after the occurrence of any such Termination Event, the occurrence of such Termination Event is waived in writing by each of: (a) Holders of 51% of the aggregate outstanding principal amount of the Second Lien Claims held by Consenting Holders (the “Second Lien Requisite Holders”); and (b) Holders of 51% of the aggregate outstanding principal amount of the Senior Note Claims held by Consenting Holders (the “Senior Note Requisite Holders”). The Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder (the “Automatic Stay”) in connection with giving any such notice (and agree not to object to any non-breaching Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary). Any such termination (or partial termination) of the Agreement shall not restrict the Parties’ rights and remedies for any breach of the Agreement by any Party, including, but not limited to, the reservation of rights set forth in Section 6 hereof.

8.3	Consent to Termination.

In addition to the Termination Events set forth in Section 8.1 hereof, this Agreement shall be terminable immediately upon written notice to all of the Parties of the written agreement of the Company, the Second Lien Requisite Holders and the Senior Note Requisite Holders to terminate this Agreement.

8.4	Termination Fee.

If the Debtors close a Business Combination based on and embodying a Topping Proposal (a “Termination Fee Event”) within the earlier of the effective date of a chapter 11 plan confirmed by the Debtors or 18 months after the date hereof, the Debtors shall pay a termination fee (the “Termination Fee”) upon such closing, which shall be equal to $2 million plus any unpaid Expense Reimbursements (as defined in the Rights Offering Term Sheet), to the Backstop Party in cash; provided, however, that the Termination Fee will not be payable if this Lock Up Agreement has been terminated by the Backstop Party prior to the occurrence of a Termination Fee Event for any reason other than a Termination Event set forth in Section 8.1(o) or 8.1(p) hereof.

8.5	Termination by Consenting Second Lien Holders other than Sopris.

Notwithstanding anything to the contrary elsewhere in this Agreement, any Consenting Second Lien Holder other than Sopris may terminate its own obligations and undertakings under this Agreement upon three (3) days written notice to the Debtors following the occurrence of any of the following events:

(a)	the Plan or any subsequent Plan filed by the Debtors with the Bankruptcy Court (or a Plan supported or endorsed by the Debtors) is not consistent with the Amended and Restated Second Lien Credit Agreement Term Sheet (as defined in the Plan Term Sheet);

(b)	the Debtors shall not have filed the Plan and Disclosure Statement with the Bankruptcy Court on or before 45 days following the Petition Date, or such later date as may be mutually agreed upon by the Company and such Consenting Second Lien Holder;

(c)	the Disclosure Statement is not approved on or before 90 days following the Petition Date;

(d)	an order, in form and substance satisfactory to to such Consenting Second Lien Holder with respect to those provisions that relate to the recovery provided to the Consenting Second Lien Holders under the Plan, confirming the Plan is not entered on or before 150 days following the Petition Date; or

(e)	the Debtors shall withdraw the Plan or publicly announce their intention not to support the Plan.

Any termination by any Consenting Second Lien Lender of its obligations or undertakings under this Section 8.5 shall not terminate this Agreement with respect to any other party hereto.

Section 9. Miscellaneous Terms.

9.1	Binding Obligation; Assignment.

Binding Obligation. Subject to the provision of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates, successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in the Chapter 11 Cases, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates, successors, assigns, heirs, executors, administrators and representatives. Nothing in this Agreement, express or implied, shall give to any Entity, other than the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates, successors, assigns, heirs, executors, administrators and representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement. The agreements, representations, warranties, covenants and obligations of the Consenting Holders contained in this Agreement are, in all respects, several and not joint.

Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Entity except as provided in Section 3.3 hereof.

9.2	Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

9.3	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

9.4	Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that, if the Petitions have been filed and the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

9.5	Complete Agreement, Interpretation and Modification.

(a)	Complete Agreement. This Agreement, the Plan Term Sheet and the other agreements, exhibits and other documents referenced herein and therein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto.

(b)	Interpretation. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c)	Modification of this Agreement and the Plan Term Sheet. Except as set forth in Section 8.2 and except for Section 8.5 hereof, as it applies to Termination Events, this Agreement and the Plan Term Sheet may only be modified, altered, amended or supplemented by an agreement in writing signed by the Company, the Requisite Second Lien Holders and the Requisite Senior Note Holders; provided, however, that if the modification or amendment at issue materially adversely impacts the economic treatment or rights of any Consenting Holder, the agreement in writing of such Consenting Holder whose economic treatment or rights are materially adversely impacted shall also be required for such modification or amendment; provided, further, however, that, if the modification of amendment at issue only materially adversely impacts the economic treatment or rights of some or all of the Consenting Holders, then only the agreement in writing of such Consenting Holders and related agents, if any, and the Debtors shall be required for such modification or amendment.

9.6	Execution of this Agreement.

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party; provided, however, that no Holder of a Second Lien Claim or Senior Note Claim may become a Consenting Holder by executing this Agreement at any time on or after the Petition Date nor shall the Parties agree to treat any such Holder as a Party to this Agreement.

9.7	Settlement Discussions.

This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

9.8	Consideration.

The Debtors and each Consenting Holder hereby acknowledge that no consideration, other than that specifically described herein and in the Plan Term Sheet, shall be due or paid to the Consenting Holders for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than the Debtors’ agreement to use commercially reasonable efforts to obtain approval of the Disclosure Statement and to seek to confirm the Plan in accordance with the terms and conditions of the Plan Term Sheet.

9.9	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)	If to the Debtors, to: Movie Gallery, Inc., 900 West Main Street, Dothan, AL 36301; Attn: S. Page Todd; with copies to: Kirkland & Ellis, LLP, 200 E. Randolph, Suite 5400; Attn: Anup Sathy and Ross M. Kwasteniet;

(b)	If to a Consenting Second Lien Holder or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Holder’s signature (or as directed by any transferee thereof), as the case may be, with copies to: Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10022; Attn: Peter D. Wolfson;

(c)	If to a Consenting 11% Senior Note Holder of a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Holder’s signature (or as directed by any transferee thereof), as the case may be, with copies to: Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10022; Attn: Peter D. Wolfson;

(d)	Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first above written.

Dated: October 14, 2007

MOVIE GALLERY, INC

By:
Name:
Its:

HOLLYWOOD ENTERTAINMENT CORPORATION

By:
Name:
Its:

M.G. DIGITAL, LLC

By:
Name:
Its:

M.G.A. REALTY I, LLC

By:
Name:
Its:

MG AUTOMATION LLC

By:
Name:
Its:

MOVIE GALLERY US, LLC

By:
Name:
Its:

Dated: October 14, 2007

CONSENTING SECOND LIEN LENDER

Name of Institution:

By:
Name:
Its:

Telephone:
Facsimile:

Aggregate amount of Second Lien Claims held by such Consenting Second Lien Holder as of the date above:

$

Description and aggregate amount of any additional Movie Gallery Claims other than Second Lien Claims:

$

Description:

Dated: October 14, 2007

CONSENTING 11% SENIOR NOTE HOLDER

Name of Institution:

By:
Name:
Its:

Telephone:
Facsimile:

Aggregate amount of Senior Note Claims held by such Consenting 11% Senior Note Holder as of the date above:

$

*Description and aggregate amount of any additional Claims against the Company other than Senior Note Claims:

$

Description:

EXHIBIT A

PLAN TERM SHEET

MOVIE GALLERY, INC., ET AL.

PROPOSED RESTRUCTURING TERM SHEET

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET CONTAINS MATERIAL NON-PUBLIC INFORMATION ABOUT A PUBLIC COMPANY AND, THEREFORE, IS SUBJECT TO FEDERAL SECURITIES LAWS.

THIS TERM SHEET IS PROVIDED IN THE NATURE OF A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS TERM SHEET IS INTENDED TO BE ENTITLED TO THE PROTECTIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION AND INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS. FURTHER, NOTHING IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR DEEMED BINDING ON THE COMPANY.

(d)	Overview

Section 1.	Purpose

This term sheet (the “Term Sheet”) outlines the proposed restructuring transaction (the “Restructuring”) and other material terms of a joint plan of reorganization (the “Plan”) pursuant to chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) for Movie Gallery, Inc. and certain of its Affiliates (the “Company”). Capitalized terms used but not otherwise defined in the Term Sheet have the meaning given to such terms in the glossary of defined terms attached hereto as Exhibit A-1, and capitalized terms not otherwise defined in the Term Sheet or in Exhibit A-1 shall have the meanings given to such terms in the Bankruptcy Code. The terms “include,” “includes,” or “including” are not limiting. The Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation governing the Plan, which remain subject to discussion and negotiation.

Section 2.	Proposed Filing Entities

The Company expects that voluntary Chapter 11 Cases will be commenced by Movie Gallery, Inc., Hollywood Entertainment Corporation, M.G. Digital, LLC, M.G.A. Realty I, LLC, MG Automation LLC and Movie Gallery US, LLC (each individually a “Debtor” and collectively, the “Debtors”).

Section 3.	Proposed Caption and Venue

In re Movie Gallery, Inc., et al., to be filed in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”).

Section 4.	Sources of Capital for the Plan

The Plan contemplates using proceeds from the Exit Facility and Rights Offering to fund certain Cash payments to be made pursuant to the Plan, as well as the Debtors’ post-emergence operations. In addition, the Plan provides for the issuance of the New MG Common Stock to Holders of certain Claims and Interests as set forth in the Term Sheet.

4.1	Exit Facility

The Plan will provide that the Reorganized Debtors shall enter into the Exit Facility, which provides for a $100 million revolving credit facility and may include a $25 million letter of credit supplement, upon commercially reasonable terms reasonably acceptable to Sopris.

4.2	Rights Offering

The Plan will be predicated on raising $50 million through the Rights Offering. It is contemplated that the Rights Offering will dilute the New MG Common Stock issued on account of Claims and Interests under the Plan.

4.3	New MG Common Stock

The Plan will provide that Reorganized Movie Gallery will issue on the Effective Date up to 20,000,000 shares of New MG Common Stock to certain Holders of Allowed Claims and Interests in full satisfaction of such Claims and Interests, pursuant to the terms forth in the Term Sheet, subject to dilution as set forth in this Term Sheet.

Section 5.	Management and Director Equity Incentive Programs

The Plan will provide for 10% of the New MG Common Stock, on a fully-diluted basis, to be reserved for issuance as grants of equity, restricted stock or options in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program. At a minimum, 50% of such awards shall be granted not later than 60 days after the Effective Date. It is contemplated that the Reorganized Debtors’ Management and Director Equity Incentive Program will dilute the New MG Common Stock issued through the Rights Offering and on account of Claims and Interests under the Plan.

(e)	Classification and Treatment of Claims and Interests

Classification and treatment of Claims and Interests under the Plan shall be as follows:

Section 1.	Unclassified Claims

1.1	DIP Facility Claims

Allowed DIP Facility Claims shall not be classified under the Plan and shall be paid in full in Cash with the proceeds of the Exit Facility.

1.2	Administrative Claims

Each Holder thereof will receive payment in full in Cash of the unpaid portion of an Allowed Administrative Claim on the Effective Date or as soon thereafter as practicable (or, if not then due, in accordance with its terms).

1.3	Priority Tax Claims

On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, an amount in Cash equal to the amount of such Allowed Priority Tax Claim.

Section 2.	Classified Claims and Interests

2.1	Class 1—Other Priority Claims

Classification: Class 1 consists of the Other Priority Claims against the Debtors.

Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims will be unaltered by the Plan. Unless otherwise agreed to by the Holders of the Allowed Class 1 Claims and the Debtors, each Holder of an Allowed Class 1 Claim shall receive, in full and final satisfaction of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on the Effective Date.

Voting: Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.

2.2	Class 2—Other Secured Claims

Classification: Class 2 consists of Other Secured Claims against the Debtors.

Treatment: Holders of Allowed Class 2 Claims will be paid in full in Cash or otherwise made Unimpaired, in full and final satisfaction of such Allowed Class 2 Claims.

Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan.

2.3	Class 3—First Lien Claims

Classification: Class 3 consists of First Lien Claims against the Debtors.

Treatment: Holders of Allowed Class 3 Claims will receive, in full and final satisfaction of such Allowed Class 3 Claims, their pro rata share of the Company’s obligations under the Amended and Restated First Lien Credit Agreement.

Voting: Class 3 is Impaired, and Holders of Class 3 Claims will be entitled to vote to accept or reject the Plan.

2.4	Class 4—Second Lien Claims

Classification: Class 4 consists of Second Lien Claims against the Debtors, including the Reinstated Second Lien Claims and the Sopris Second Lien Claims.

Treatment: Holders of Allowed Reinstated Second Lien Claims (not including the Sopris Second Lien Claims) will receive, in full and final satisfaction of such Allowed Class 4 Claims, their pro rata share of the Company’s obligations under the Amended and Restated Second Lien Credit Agreement (taking into account the Second Lien Conversion).

The Allowed Sopris Second Lien Claims will receive the Second Lien Conversion Equity Allocation, in full and final satisfaction of such Allowed Class 4 Claims.

Voting: Class 4 is Impaired, and Holders of Class 4 Claims will be entitled to vote to accept or reject the Plan.

2.5	Class 5—Studio Claims

Classification: Class 5 consists of Claims of Studios who have entered into Accommodation Agreements with the Debtors.

Treatment: Holders of Allowed Class 5 Claims will receive, in full and final satisfaction of such Allowed Class 5 Claims, the consideration contained in each Holder’s respective Accommodation Agreement.

Voting: Class 5 is Impaired, and Holders of Class 5 Claims will be entitled to vote to accept or reject the Plan.

2.6	Class 6—11% Senior Note Claims

(a) Class 6A - 11% Senior Note Claims against Movie Gallery, Inc.

Classification: Class 6A consists of 11% Senior Note Claims against Movie Gallery, Inc.

Treatment: Holders of Allowed Class 6A Claims will receive, in full and final satisfaction of such Allowed Class 6A Claims, their pro rata share of [XX]%2 of the Unsecured Claim Equity Allocation, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Voting: Class 6A is Impaired, and Holders of Class 6A Claims will be entitled to vote to accept or reject the Plan.

(b) Class 6B - 11% Senior Note Claims against Movie Gallery US, LLC

Classification: Class 6B consists of 11% Senior Note Claims against Movie Gallery US, LLC.

Treatment: Holders of Allowed Class 6B Claims will receive, in full and final satisfaction of such Allowed Class 6B Claims, their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

[2]	This percentage, and all percentages indicated “[XX%]” in this Article II, shall be determined in accordance with the principles described in “Understanding Regarding Claim Treatments” at the end of this Article II.

Voting: Class 6B is Impaired, and Holders of Class 6B Claims will be entitled to vote to accept or reject the Plan.

(c) Class 6C - 11% Senior Note Claims against M.G.A. Realty I, LLC

Classification: Class 6C consists of 11% Senior Note Claims against M.G.A. Realty I, LLC.

Treatment: Holders of Allowed Class 6C Claims will receive, in full and final satisfaction of such Allowed Class 6C Claims, their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Voting: Class 6C is Impaired, and Holders of Class 6C Claims will be entitled to vote to accept or reject the Plan.

(d) Class 6D—11% Senior Note Claims against M.G. Digital, LLC

Classification: Class 6D consists of 11% Senior Note Claims against M.G. Digital, LLC.

Treatment: Holders of Allowed Class 6D Claims will receive, in full and final satisfaction of such Allowed Class 6D Claims, their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Voting: Class 6D is Impaired, and Holders of Class 6D Claims will be entitled to vote to accept or reject the Plan.

(e) Class 6E—11% Senior Note Claims against Hollywood Entertainment Corporation

Classification: Class 6E consists of 11% Senior Note Claims against Hollywood Entertainment Corporation.

Treatment: Holders of Allowed Class 6E Claims will receive, in full and final satisfaction of such Allowed Class 6E Claims, their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Voting: Class 6E is Impaired, and Holders of Class 6E Claims will be entitled to vote to accept or reject the Plan.

(f) Class 6F—11% Senior Note Claims against M.G. Automation LLC

Classification: Class 6F consists of 11% Senior Note Claims against M.G. Automation LLC.

Treatment: Holders of Allowed Class 6F Claims will receive, in full and final satisfaction of such Allowed Class 6F Claims, their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Voting: Class 6F is Impaired, and Holders of Class 6F Claims will be entitled to vote to accept or reject the Plan.

2.7	Class 7—General Unsecured Claims

(g) Class 7A—General Unsecured Claims against Movie Gallery, Inc.

Classification: Class 7A consists of General Unsecured Claims against Movie Gallery, Inc.

Treatment: Holders of Allowed Class 7A Claims will receive, in full and final satisfaction of such Allowed Class 7A Claims, at their option, either (a) their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, or (b) in exchange for assigning to Sopris such Holder’s Allowed Class 7A Claim, an amount in Cash to be paid by Sopris equal to that Holder’s pro rata percentage of the total Allowed Class 7A Claims multiplied by [$XX].(3)

(3)	This amount, and all amounts indicated “[$XX]” in this Article II, shall be determined in accordance with the principles described in “Understanding Regarding Claim Treatments” at the end of this Article II.

Voting: Class 7A is Impaired, and Holders of Class 7A Claims will be entitled to vote to accept or reject the Plan.

(h) Class 7B —Movie Gallery US, LLC General Unsecured Claims

Classification: Class 7B consists of General Unsecured Claims against Movie Gallery US, LLC.

Treatment: Holders of Allowed Class 7B Claims will receive, in full and final satisfaction of such Allowed Class 7B Claims, at their option, either (a) their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, or (b) in exchange for assigning to Sopris such Holder’s Allowed Class 7B Claim, an amount in Cash to be paid by Sopris equal to that Holder’s pro rata percentage of the total Allowed Class 7B Claims multiplied by [$XX].

Voting: Class 7B is Impaired, and Holders of Class 7B Claims will be entitled to vote to accept or reject the Plan.

(i) Class 7C — M.G.A. Realty I, LLC General Unsecured Claims

Classification: Class 7C consists of General Unsecured Claims against M.G.A. Realty I, LLC.

Treatment: Holders of Allowed Class 7C Claims will receive, in full and final satisfaction of such Allowed Class 7C Claims, at their option, either (a) their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, or (b) in exchange for assigning to Sopris such Holder’s Allowed Class 7C Claim, an amount in Cash to be paid by Sopris equal to that Holder’s pro rata percentage of the total Allowed Class 7C Claims multiplied by [$XX].

Voting: Class 7C is Impaired, and Holders of Class 7C Claims will be entitled to vote to accept or reject the Plan.

(j) Class 7D —M.G. Digital, LLC General Unsecured Claims

Classification: Class 7D consists of General Unsecured Claims against M.G. Digital, LLC.

Treatment: Holders of Allowed Class 7D Claims will receive, in full and final satisfaction of such Allowed Class 7D Claims, at their option, either (a) their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, or (b) in exchange for assigning to Sopris such Holder’s Allowed Class 7D Claim, an amount in Cash to be paid by Sopris equal to that Holder’s pro rata percentage of the total Allowed class 7D Claims multiplied by [$XX].

Voting: Class 7D is Impaired, and Holders of Class 7D Claims will be entitled to vote to accept or reject the Plan.

(k) Class 7E—Hollywood Entertainment Corporation General Unsecured Claims

Classification: Class 7E consists of the General Unsecured Claims against Hollywood Entertainment Corporation and the 9.625% Senior Subordinated Note Claims.

Treatment: Holders of Allowed Class 7E Claims will receive, in full and final satisfaction of such Allowed Class 7E Claims, at their option, either (a) their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, or (b) in exchange for assigning to Sopris such Holder’s Allowed Class 7E Claim, an amount in Cash to be paid by Sopris equal to that Holder’s pro rata percentage of the total Allowed Class 7E Claims multiplied by [$XX].

Voting: Class 7E is Impaired, and Holders of Class 7E Claims will be entitled to vote to accept or reject the Plan.

(l) Class 7F—MG Automation LLC General Unsecured Claims

Classification: Class 7F consists of the General Unsecured Claims against MG Automation LLC and the 9.625% Senior Subordinated Note Claims.

Treatment: Holders of Allowed Class 7F Claims will receive, in full and final satisfaction of such Allowed Class 7F Claims, at their option, either (a) their pro rata share of [XX%] of the Unsecured Claim Equity Allocation, or (b) in exchange for assigning to Sopris such Holder’s Allowed Class 7F Claim, an amount in Cash to be paid by Sopris equal to that Holder’s pro rata percentage of the total Allowed Class 7F Claims multiplied by [$XX].

Voting: Class 7F is Impaired, and Holders of Class 7F Claims will be entitled to vote to accept or reject the Plan.

2.8	Class 8—Equity Interests

Classification: Class 8 consists of all Equity Interests in Movie Gallery, Inc.

Treatment: If Class 8 votes to accept the Plan, Holders of Allowed Class 8 Equity Interests will receive, in full and final satisfaction of such Allowed Class 8 Equity Interests, their pro rata share of 5% of the Unsecured Claim Equity Allocation. If Class 8 votes to reject the Plan, Holders of Allowed Class 8 Equity Interests will not receive any distribution on account of the Allowed Class 8 Equity Interests.

Voting: Class 8 is Impaired, and Holders of Class 8 Equity Interests will be entitled to vote to accept or reject the Plan.

2.9	Class 9—Intercompany Interests

Classification: Class 9 consists of all Intercompany Interests in the Debtors.

Treatment: Class 9 Intercompany Interests shall be retained and the legal, equitable, and contractual rights to which the Holder of such Intercompany Interest is entitled shall remain unaltered.

Voting: Class 9 is Unimpaired, and the Holders of Class 9 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

Understanding Regarding Claim Treatments: The Debtors and Sopris will work together to appropriately allocate the Pre-Money Equity Value among the Debtors. Holders of Claims in Classes 6A through 6F and Classes 7A through 7F shall receive, in the aggregate, 95% of the Unsecured Claim Equity Allocation and Class 8 shall receive, in the aggregate, 5% of the Unsecured Claim Equity Allocation so long as Class 8 votes to accept the Plan; provided, however, if Class 8 votes to reject the Plan, Holders of Claims in Classes 6A through 6F and Classes 7A through 7F shall receive, in the aggregate, 100% of the Unsecured Claim Equity Allocation and Class 8 shall receive no distribution. The Unsecured Claim Equity Allocation will be allocated among the Debtors in the same proportion that the Pre-Money Equity Value is ascribed to each Debtor. The Debtors will also determine, in consultation with Sopris, an estimate of the General Unsecured Claims against each Debtor. The Debtors, in consultation with Sopris, will then take the Unsecured Claim Equity Allocation for each Debtor and divide such allocation pro rata between the 11% Senior Note Claims against such Debtor and the estimated General Unsecured Claims against such Debtor in the same proportion as their relative claims against such Debtor. The Holders of 11% Senior Note Claims shall be entitled to assert the full amount of their claims against each of the Debtors. The General Unsecured Claims shall be entitled to receive their recoveries on the Effective Date, or as soon thereafter as practical, subject to appropriate reserves for disputed claims, and the balance upon the resolution of the final amount of allowed claims in the particular class. Furthermore, in the case of each Debtor, the cash election contemplated for Classes 7A through 7F shall be calculated by Sopris, in consultation with the Debtors, in an amount designed to be at a discount to the implied value of the portion of the Unsecured Claim Equity Allocation that such creditor would receive on account of its claim. The aggregate amount of cash to be made available by Sopris to fund cash elections for any given class of claims will be capped at an amount to be determined by Sopris in consultation with the Debtors. Intercompany Claims shall be allowed in their respective Debtor class and shall receive the same treatment as General Unsecured Claims against that Debtor, but no cash option. If one of Classes 6A through 6F or 7A through 7F rejects the Plan but Class 8 accepts the Plan, the recovery for Class 8 shall be decreased by an amount equal to the pro rata percentage of the Unsecured Claim Equity Allocation allocated to such non-consenting Class.

(f)	Proposed Reorganization Schedule

Item	Description
First-Day Pleadings to Be Filed

First Day: See Proposed Agenda attached hereto as Exhibit A-2 (the “First Day Pleadings”).

Within Five (5) Business Days of Petition Date: Motion seeking approval of the Debtors’ performance of all of their obligations under the Lock Up Agreement and all exhibits thereto, including, without limitation, payment on a current basis of all required fees and expenses.

Plan-Related Pleadings to Be Filed	On or before 30 days after the Petition Date, the Company shall file: 1. the Plan; 2. the Disclosure Statement; and 3. all related solicitation materials.

Approval of Disclosure Statement

The Company shall use commercially reasonable efforts to obtain the following schedule from the Bankruptcy Court:

a hearing on or within 60 days after the Petition Date to approve the adequacy of the Disclosure Statement; and

4.      at such hearing (or a continuation thereof), obtain an order from the Bankruptcy Court establishing deadlines for voting on the Plan and setting the confirmation hearing for a date no later than 40 days after entry of an order approving the Disclosure Statement.

Entry of Confirmation Order	The Company shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Confirmation Order no later than 45 days after entry of the order approving the Disclosure Statement.

(g)	Release Provisions

Release	Provision
Compromise and Settlement	The allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under the Plan takes into account and/or conforms to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code, or otherwise. As of the Effective Date, any and all such rights described in the preceding sentence will be settled, compromised and released pursuant to the Plan. In addition, the allowance, classification and treatment of Allowed Claims takes into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable law, that may exist: (i) between the Debtors, on the one hand, and the Releasing Parties, on the other, and (ii) as between the Releasing Parties (to the extent set forth in the Third Party Release); and, as of the Effective Date, any and all such Causes of Action are settled, compromised and released pursuant hereto. The Confirmation Order shall approve the releases by all Entities of all such contractual, legal and equitable subordination rights or Causes of Action against each such Releasing Party that are satisfied, compromised and settled in this manner. Nothing in this section will compromise or settle in any way whatsoever, any Causes of Action that the Debtors or the Reorganized Debtors may have against the Non-Released Parties.

Debtor Release	On the Effective Date and effective as of the Effective Date, for the good and valuable consideration provided by each of the Debtor Releasees, including, but not limited to: (i) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan; (ii) the obligations of the Consenting First Lien Lenders, Consenting Second Lien Lenders and Consenting 11% Senior Note Holders to provide the support necessary for Consummation of the Plan; and (iii) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the Restructuring contemplated by the Plan, each of the Debtors shall provide a full discharge and release to each Releasing Party and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives (collectively, the “Debtor Releasees” (and each such Debtor Releasee so released shall be deemed released and discharged by the Debtors)) and their respective properties from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or

Release	Provision

related in any way to the Debtors, including, without limitation, those that any of the Debtors or Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity including, but not limited to the Holders of First Lien Claims, Second Lien Claims and 11% Senior Note Claims, would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, and further including those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, however, that the foregoing “Debtor Release” shall not operate to waive or release any Releasing Party from any Causes of Action: (i) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; (ii) arising from any obligations under the Lock Up Agreement; or (iii) arising under the Amended and Restated First Lien Credit Agreement or the Amended and Restated Second Lien Credit Agreement. Notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors will not release any Causes of Action that they may have now or in the future against the Non-Released Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Fed. R. Bankr. P. 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Term Sheet, and further, shall constitute its finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Debtor Releasees, a good faith settlement and compromise of the claims released by the Debtor Release; (ii) in the best interests of the Debtors and all Holders of Claims; (iii) fair, equitable and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Debtors or Reorganized Debtors asserting any Claim released by the Debtor Release against any of the Debtor Releasees.

Third Party Release

On the Effective Date and effective as of the Effective Date, the Releasing Parties shall provide a full discharge and release (and each Entity so released shall be deemed released by the Releasing Parties) to the Third Party Releasees and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors, including, without limitation, those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, however, that the foregoing “Third Party Release” shall not operate to waive or release any of the Third Party Releasees from any Causes of Action: (i) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; (ii) arising from any obligations under the Lock Up Agreement or (iii) arising under the Amended and Restated First Lien Credit Agreement or the Amended and Restated Second Lien Credit Agreement. Notwithstanding anything in the Plan to the contrary, the Releasing Parties will not release any Causes of Action that they, the Debtors or the Reorganized Debtors may have now or in the future against the Non-Released Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Fed. R. Bankr. P. 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained in this Term Sheet, and further, shall constitute its finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Third Party Releasees, a good faith settlement and compromise of the claims released by the Third Party Release; (ii) in the best interests of the Debtors and all Holders of Claims; (iii) fair, equitable and

Release	Provision
reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any claim released by the Third Party Release against any of the Third Party Releasees.

Injunction	From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner, any Cause of Action released or to be released pursuant to the Plan or the Confirmation Order.

Exculpation	The Exculpated Parties shall neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Company; provided, however, that the foregoing provisions of this release shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided still further, that the foregoing Exculpation shall not apply to any acts or omissions: (i) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; or (ii) arising from any obligations under the Lock Up Agreement.

Indemnification of Prepetition Officers and Directors	Under the Plan, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, articles of limited partnership, board resolutions or employment contracts) for the current and former directors, officers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors and officers’ respective Affiliates shall be assumed, and shall survive effectiveness of the Plan. All indemnification provisions in place on and prior to the Effective Date for current and former directors and officers of the Debtors and their subsidiaries and such current and former directors and officers’ respective Affiliates shall survive the Effective Date of the Plan for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date; provided, however, that, notwithstanding the foregoing and notwithstanding anything in the Plan to the contrary, the Plan will not indemnify any of the Non-Released Parties for any matter.

Director and Officer Liability Policy	Reorganized Movie Gallery will obtain reasonably sufficient tail coverage under a directors and officers’ liability insurance policy for the current and former directors and officers for a period of six years. As of the Effective Date, the Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no proof of claim need be Filed; provided, however, the D&O Liability Insurance Policies will not cover any of the Non-Released Parties for any matter.

Release	Provision
Discharge of the Debtors	Except as otherwise provided herein, on the Effective Date and effective as of the Effective Date: (i) the rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, or any of their assets, property or Estates; (ii) the Plan shall bind all Holders of Claims and Equity Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (iii) all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, each of their assets and properties, any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

DIP Facility	Sopris will not oppose entry of interim or final orders approving the DIP Facility in the form submitted to Sopris on October 14, 2007, and as acknowledged by Sopris, provided, however, that Sopris reserves all rights with respect to any material amendment, modification, ratification, extension, renewal restatement or replacement thereof.

(h) Governance of Reorganized Movie Gallery
Board of Directors	There will be an initial board of directors of Reorganized Movie Gallery (the “New Board”), which will consist of 7 directors, consisting of: (a) Joe Malugen; (b) 4 directors designated by Sopris in its sole discretion; and (c) 2 directors designated by Sopris, subject (solely with respect to this clause (c)) to the reasonable approval of the Debtors. Any directors designated pursuant to clause (b) or (c) hereof shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Organizational Documents	Reorganized Movie Gallery will adopt revised by-laws and a revised certificate of incorporation, subject to the reasonable approval of Sopris.

(i) Other Key Proposed Plan Provisions
Other Key Proposed Plan Terms

Resolution of Disputed Claims and any reserves therefore;

The assumption or rejection, as the case may be, of Executory Contracts and Unexpired Leases; and

Retention of jurisdiction by the Bankruptcy Court for Claims resolution and certain other purposes.

Employee-related Provisions	The Plan will provide for the assumption of the Employee-Related Agreements.

Fees and Expenses of Sopris	The Company shall pay, on a current basis, all reasonable and documented fees and expenses of Sopris associated with the Restructuring (including the Rights Offering), including, but not limited to, the fees of Sonnenschein Nath & Rosenthal LLP, Tavenner & Beran, PC and Jefferies & Co., Inc.

Fees and Expenses of Second Lien Administrative Agent and Second Lien Collateral Agent	On the Effective Date, all reasonable and documented fees and expenses of the Second Lien Administrative Agent and the Second Lien Collateral Agent and their advisors (including, without limitation, the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, Venable LLP, and Blackstone Advisory Services LP) not previously paid by the Debtors shall be paid in full in Cash.

Public Listing	The New Board shall determine the timing of any public listing of the New MG Common Stock.

Tax Structure	The Debtors shall consult with counsel to Sopris on tax issues and matters of tax structure relating to the Restructuring.

Conditions Precedent to Plan Confirmation

(i)     No Termination Event (as defined in the Lock Up Agreement) has terminated the Lock Up Agreement.

(ii)    The Disclosure Statement has been approved.

(iii)  The Plan and all Plan Supplement documents, including any amendments, modifications or supplements thereto, shall be acceptable to Sopris.

(iv)   The Bankruptcy Court shall have entered an order confirming the Plan, which order shall be in form and substance reasonably satisfactory to the Debtors and Sopris.

(v)    The Company shall have entered into Accommodation Agreements on terms and conditions reasonably acceptable to Sopris.

Conditions Precedent to Plan Consummation

(i)     The Plan shall contain such additional conditions to Consummation of the Plan customary in plans of reorganization of this type, which shall be in form and substance reasonably satisfactory to the Debtors and Sopris; provided, however, that public listing of the Reorganized Movie Gallery’s stock shall not be a condition precedent to Plan Consummation.

(ii)    The Plan and all Plan Supplement documents, including any amendments, modifications or supplements thereto, shall be reasonably acceptable to Sopris; and

(iii)  Total funded secured indebtedness of the Debtors on the Effective Date, after giving effect to the transactions contemplated herein, shall not exceed $800 million (plus any PIK amounts under the Amended and Restated Second Lien Credit Agreement), or such greater amount acceptable to Sopris.

EXHIBIT A-1

DEFINITIONS

Term	Definition
9.625% Senior Subordinated Notes	The 9.625% Senior Subordinated Notes due March 15, 2011, issued by Hollywood Entertainment Corporation and guaranteed by Hollywood Management Company pursuant to the 9.625% Senior Subordinated Notes Indenture.

9.625% Senior Subordinated Note Claims	All Claims derived from or based upon the 9.625% Senior Subordinated Notes Indenture.

9.625% Senior Subordinated Notes Indenture	That certain Indenture, dated as of January 25, 2002, among Hollywood Entertainment Corporation, as issuer, Hollywood Management Company, as guarantor, and BNY Western Trust Company, as trustee, as amended by the supplemental indenture dated as of December 18, 2002.

11% Senior Notes	The 11% Senior Unsecured Notes due May 1, 2012, issued by Movie Gallery, Inc. pursuant to the 11% Senior Notes Indenture.

11% Senior Note Claims	All Claims derived from or based upon the 11% Senior Notes and 11% Senior Notes Indenture.

11% Senior Notes Indenture	That certain Indenture, dated as April 27, 2005, among Movie Gallery, Inc., as issuer, Movie Gallery US, Inc., Movie Gallery Services, Inc., Movie Gallery Licenses, Inc., Movie Gallery Finance Inc., Movie Gallery Asset Management, Inc., M.G.A. Realty I, LLC, M.G. Digital, LLC, Hollywood Entertainment Corporation and Hollywood Management Company, as guarantors, and SunTrust Bank, as trustee.

11% Senior Notes Trustee	U.S. Bank National Association.

Accommodation Agreement	An agreement between the Debtors and a major Studio, reasonably satisfactory to Sopris, consistent with an order of the Bankruptcy Court approving the Studio Motion.

Adjusted Equity Value	A number equal to the Pre-Money Equity Value plus the Second Lien Conversion Amount plus the Rights Offering Amount plus the Rights Offering Commitment Fee.

Administrative Claim	A Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, for: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors; (b) Allowed Claims of retained professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

Allowed	With respect to any Claim, except as otherwise provided herein: (a) a Claim that is scheduled by the Debtors in their Schedules as neither disputed, contingent nor unliquidated and for which the claim amount has not been identified as unknown and as to which Debtors or other party in interest has not filed an objection by the Claims Objection Bar Date; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is allowed: (i) pursuant to the Plan; (ii) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (iii) in any stipulation with the Debtors of amount and nature of Claim executed on or after the Confirmation Date and approved by the Bankruptcy

Term	Definition
Court; or (iv) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the applicable bar date or has otherwise been deemed timely filed under applicable law; (e) a Claim that is allowed pursuant to the terms of the Plan; or (f) a Disputed Claim as to which a proof of Claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date.

Amended and Restated First Lien Credit Agreement	An Amended and Restated First Lien Credit Agreement on terms reasonably acceptable to Sopris and the Debtors.

Amended and Restated Second Lien Credit Agreement	An Amended and Restated Second Lien Credit Agreement on substantially the same terms as the Second Lien Credit Agreement and consistent with the Amended and Restated Second Lien Credit Agreement Term Sheet.

Amended and Restated Second Lien Credit Agreement Term Sheet	That certain Amended and Restated Second Lien Credit Agreement Term Sheet attached as Exhibit A-3.

Bankruptcy Code	Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532.

Bankruptcy Court	The United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Eastern District of Virginia.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.

Business Day	Any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

Cash	The legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and Cash Equivalents.

Cash Equivalents	Equivalents of Cash in the form of readily marketable securities or instruments issued by an Entity, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody’s rating of “A2” or better, or equivalent rating of any other nationally recognized rating service, or interest bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders’ equity or capital of not less than one hundred million dollars ($100,000,000) having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.

Causes of Action	All actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based on whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

Term	Definition
Chapter 11 Cases	(a) When used with reference to a particular Debtor, the chapter 11 case to be filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases for all of the Debtors.

Claim	Any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

Claims Objection Bar Date	The date or dates to be fixed by the Plan or an order of the Bankruptcy Court for objecting to Claims.

Class	A category of Holders of Claims or Equity Interests pursuant to section 1122(a) of the Bankruptcy Code as set forth in Article II.B of the Term Sheet.

Company	Movie Gallery, Inc. and certain of its Affiliates.

Confirmation	The entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been: (a) satisfied; or (b) waived.

Confirmation Date	The date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.

Consenting First Lien Holders	Those Holders of First Lien Claims, if any, that are parties to the Lock Up Agreement.

Consenting Second Lien Holders	Those Holders of Second Lien Claims that are parties to the Lock Up Agreement.

Consenting 11% Senior Note Holders	Those Holders of 11% Senior Note Claims that are parties to the Lock Up Agreement.

Consummation	The occurrence of the Effective Date.

Creditor	Any Holder of a Claim.

D&O Liability Insurance Policies	All insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date, including the Directors and Officers’ Liability (Traditional) policy issued by XL Specialty Insurance and expiring on September 9, 2008 and the Directors and Officers’ Liability (Side A Excess) issued by XL Specialty Insurance and expiring on September 9, 2008 with an automatic six year run off.

Debtor	One of the Debtors, in its individual capacity as a debtor in the Chapter 11 Cases.

Debtors	Collectively, Movie Gallery, Inc.; Hollywood Entertainment Corporation; M.G. Digital, LLC; M.G.A. Realty I, LLC; MG Automation LLC; and Movie Gallery US, LLC.

Debtor Releasees	Each Releasing Party and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives.

DIP Facility	That certain $150 million Secured Super-Priority Debtor in Possession Credit and Guaranty Agreement among Movie Gallery, Inc., as borrower, and the other Debtors as guarantors, Goldman Sachs Credit Partners L.P., as lead arranger and syndication agent, The Bank of New York, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as documentation agent and the banks, financial institutions and other lenders parties thereto, as may be amended, modified, ratified, extended, renewed, restated or replaced, provided, however, that Sopris reserves all rights with respect to any material amendment, modification, ratification, extension, renewal restatement or replacement thereof.

Term	Definition
DIP Facility Claim	Any Claim on account of the DIP Facility.

Disclosure Statement	The disclosure statement for the Plan, as amended, supplemented or modified from time to time, describing the Plan, that is prepared and distributed in accordance with, among others, sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

Disputed Claim	(a) If no proof of Claim has been filed by the applicable Bar Date or has otherwise been deemed timely filed under applicable law: (i) a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which the applicable Debtor or Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, has filed an objection by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order; or (ii) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated; or (b) if a proof of Claim or request for payment of an Administrative Claim has been filed by the applicable Bar Date or has otherwise been deemed timely filed under applicable law: (i) a Claim for which no corresponding Claim is listed on a Debtor’s Schedules; (ii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as disputed, contingent or unliquidated; (iv) a Claim for which an objection has been filed by the applicable Debtor or Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order; or (v) a Tort Claim.

Effective Date	The day that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to the Effective Date have been satisfied or waived.

Employee-Related Agreements	Those certain employee-related agreements including, without limitation, (a) senior management employee agreements; (b) change of control agreements; (c) indemnification agreements; and (d) D&O Liability Insurance Policies (and any tail policy with respect thereto) in effect as of the Petition Date and that have been made available to Sopris and/or its advisors prior to the Petition Date.

Entity	An entity as defined in section 101(15) of the Bankruptcy Code.

Equity Interest	Any share of common stock, preferred stock or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.

Equity Security Holder	An Equity Interest Holder.

Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Exculpated Parties	(a) The Debtors; (b) Reorganized Debtors; (c) the Releasing Parties; (d) Sopris and (e) all of the officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals and representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such); provided, however, that no Non-Released Party will be an Exculpated Party.

Executory Contract	A contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

Exit Facility	The credit facility to be entered into by the Reorganized Debtors on the Effective Date.

Term	Definition
Final Order	An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing will have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

First Lien Administrative Agent	Goldman Sachs Credit Partners, L.P.

First Lien Agents	First Lien Administrative Agent, First Lien Collateral Agent and First Lien Documentation Agent.

First Lien Claims	All Claims derived from or based upon the First Lien Credit Facilities, including fees and expenses of the First Lien Agents and their advisors (including, without limitation, the reasonable and documented fees and expenses of Skadden, Arps, Slate, Meagher & Flom, LLP and Houlihan Lokey Howard & Zukin) not previously paid by the Debtors.

First Lien Collateral Agent	Wachovia.

First Lien Credit Agreement	That certain First Lien Credit and Guaranty Agreement dated March 8, 2007, among Movie Gallery, Inc., as borrower, and Wachovia, as First Lien Collateral Agent and as Documentation Agent.

First Lien Credit Facilities	The $725,000,000 Senior Secured First Priority Credit Facilities between Movie Gallery, Inc. and certain Movie Gallery, Inc. subsidiaries as guarantors, Goldman Sachs Credit Partners L.P., as lead arranger, syndication agent and First Lien Administrative Agent, and Wachovia, as First Lien Collateral Agent and Documentation Agent.

First Lien Documentation Agent	Wachovia.

First Lien Lenders	Those lenders party to the First Lien Credit Facilities.

First Lien Pledge and Security Agreement	That certain First Lien Pledge and Security Agreement dated March 8, 2007, between Movie Gallery, Inc. and Wachovia, as First Lien Collateral Agent.

General Unsecured Claim	Any unsecured Claim against any Debtor that is not an Other Priority Claim, 11% Senior Note Claim, 9.625% Senior Subordinated Note Claim or Intercompany Claim.

Holder	An Entity holding an Equity Interest or Claim.

Impaired	Claims in an Impaired Class.

Impaired Class	An impaired Class within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claims	Any and all Claims of a Debtor against and in another Debtor.

Intercompany Interest	An Interest in a Debtor held by another Debtor or an Interest in a Debtor held by an Affiliate of the Debtors.

Intercreditor Agreement	That certain intercreditor agreement dated March 8, 2007, between Movie Gallery, Inc., the First Lien Collateral Agent and the Second Lien Collateral Agent.

Lock Up Agreement	That certain Lock Up, Voting and Consent Agreement dated October 14, 2007, between the Consenting First Lien Lenders, if any, the Consenting Second Lien Lenders, the Consenting 11% Senior Note Holders, Sopris and the Debtors.

Term	Definition
Management and Director Equity Incentive Program	A post-Effective Date director and officer compensation incentive program, approved by the New Board, providing for New MG Common Stock equal to 10%, on a fully-diluted basis, to be reserved for issuance as grants of equity, restricted stock or options.

New Board	The initial board of directors of Reorganized Movie Gallery.

New MG Common Stock	50,000,000 shares of common stock in the Reorganized Movie Gallery, par value [$.01] per share, to be authorized pursuant to the Reorganized Movie Gallery charter, of which up to 20,000,000 shares shall be initially issued on the Effective Date pursuant to the Plan.

Non-Released Parties	Those Persons listed in the Plan Supplement.

Other Priority Claims	Any and all Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

Other Secured Claims	Any secured Claim, other than a: (a) DIP Facility Claim; (b) First Lien Claim; or (c) Second Lien Claim.

Person	A person as defined in section 101(41) of the Bankruptcy Code.

Petition Date	The date on which the Debtors will commence the Chapter 11 Cases.

Plan	The Debtors’ joint plan of reorganization under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified or supplemented from time to time in accordance with this Term Sheet, the Lock Up Agreement and the Bankruptcy Code or the Bankruptcy Rules, and in each case, in form and substance reasonably acceptable to Sopris.

Plan Supplement	The compilation of documents and forms of documents, schedules and exhibits to be filed no later than 5 Business Days prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as may thereafter be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, the following documents: (a) new organizational documents; (b) to the extent known, the identity of New Board members and the nature of any compensation for any member of the New Board who is an “insider” under the Bankruptcy Code; (c) the list of Non-Released Parties; (d) the list of Executory Contracts and Unexpired Leases to be assumed; and (e) the list of Executory Contracts and Unexpired Leases to be rejected.

Pre-Money Equity Value	$100 million.

Priority Tax Claim	Any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Reinstated Second Lien Claim	Any Second Lien Claim other than a Sopris Second Lien Claim.

Releasing Parties	All current and former First Lien Agents, all current and former Second Lien Agents, the DIP agent(s), the DIP arrangers, the Consenting First Lien Holders, the Consenting Second Lien Holders, the Consenting 11% Senior Note Holders, the Exculpated Parties, the Equity Security Holders, and all Holders of Claims, provided, however, that no Non-Released Party shall be a Releasing Party.

Reorganized Debtors	The Debtors, in each case, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

Reorganized Movie Gallery	Movie Gallery, Inc. or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

Retained Professional	An Entity: (a) employed in these Chapter 11 Cases pursuant to a Final Order in

Term	Definition
accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

Rights Offering	That certain $50 million New MG Common Stock rights offering backstopped by Sopris, the terms of which are set forth in the Rights Offering Term Sheet.

Rights Offering Amount	$50 million.

Rights Offering Commitment Fee	2.3% of the Rights Offering Amount.

Rights Offering Commitment Fee Equity Allocation	A percentage of New MG Common Stock to be issued to Sopris on the Effective Date equal to the Rights Offering Commitment Fee divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Rights Offering Equity Allocation	A percentage of New MG Common Stock to be issued on the Effective Date equal to the Rights Offering Amount divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Rights Offering Term Sheet	That certain Rights Offering Term Sheet attached as Exhibit A-4.

Schedules	The schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

Second Lien Administrative Agent	Wells Fargo Bank, N.A., as agent, as successor to CapitalSource Finance LLC.

Second Lien Agents	Second Lien Administrative Agent, Second Lien Collateral Agent and Second Lien Syndication Agent.

Second Lien Claims	All Claims derived from or based upon the Second Lien Credit Agreement, including reasonable and documented fees and expenses of the Second Lien Administrative Agent and the Second Lien Collateral Agent and their advisors (including, without limitation, the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, Venable LLP and Blackstone Advisory Services LP) not previously paid by the Debtors.

Second Lien Collateral Agent	Wells Fargo Bank, N.A., as agent, as successor to CapitalSource Finance LLC.

Second Lien Conversion	The conversion of the Allowed Sopris Second Lien Claims into the Second Lien Conversion Equity Allocation.

Second Lien Conversion Amount	The Allowed amount of Sopris Second Lien Claims.

Second Lien Conversion Equity Allocation	A percentage of New MG Common Stock to be issued on the Effective Date equal to the Second Lien Conversion Amount divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Second Lien Credit Agreement	That certain Second Lien Credit and Guaranty Agreement dated March 8, 2007, between Movie Gallery, Inc., Goldman Sachs Credit Partners, L.P., as Lender, Syndication Agent and Lead Arranger, those lenders party thereto and the Second Lien Collateral Agent.

Term	Definition
Second Lien Lenders	The lenders party to the Second Lien Credit Agreement.

Second Lien Pledge and Security Agreement	That certain Second Lien Pledge and Security Agreement dated March 8, 2007, between Movie Gallery, Inc. and CapitalSource Finance LLC, as Second Lien Collateral Agent.

Second Lien Syndication Agent	Goldman Sachs Credit Partners L.P.

Second Lien Term Loan	The $175,000,000 Second Lien Term Loan issued pursuant to the Second Lien Credit Agreement.

Sopris	Sopris Capital Advisors LLC.

Sopris Second Lien Claims	All Second Lien Claims held by Sopris, the aggregate principal amount of which is estimated to be $72 million plus accrued and PIK Interest (as defined in the Second Lien Credit Agreement) thereon.

Sopris Senior Notes Commitment	The commitment by Sopris, set forth in the Rights Offering Term Sheet, to purchase shares in the Rights Offering in an amount equal to its current proportionate ownership of the 11% Senior Notes.

Studio	One of the Debtors’ movie studio suppliers.

Studio Claims	Any and all Claims based on amounts owed to the Studios.

Studio Motion	That certain motion to be filed by the Debtors in the Chapter 11 Cases seeking authorization to enter into Accommodation Agreements and to pay prepetition obligations in connection therewith.

Third Party Releasees	Collectively, each of the Debtors, the Reorganized Debtors, each Releasing Party, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives.

Tort Claim	Any Claim that has not been settled, compromised or otherwise resolved that: (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to protection of human health, safety or the environment.

Unexpired Lease	A lease of non-residential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

Unimpaired	Claims in an Unimpaired Class.

Unimpaired Class	An unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

Unsecured Claim Equity Allocation	A percentage of New MG Common Stock to be issued on the Effective Date equal to the Pre-Money Equity Value divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

Voting Classes	Classes 3, 4, 5, 6A through 6F, 7A through 7F, and 8.

Wachovia	Wachovia Bank, National Association.

EXHIBIT A-2

PROPOSED FIRST DAY AGENDA

Richard M. Cieri (NY 4207122)	Michael A. Condyles (VA 27807)
KIRKLAND & ELLIS LLP	Peter J. Barrett (VA 46179)
Citigroup Center	KUTAK ROCK LLP
153 East 53rd Street	Bank of America Center
New York, New York 10022-4611	1111 East Main Street, Suite 800
Telephone: (212) 446-4800	Richmond, Virginia 23219-3500
Telephone: (804) 644-1700
and

Anup Sathy, P.C. (IL 6230191)
Marc J. Carmel (IL 6272032)
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601-6636
Telephone: (312) 861-2000

Proposed Co-Counsel to the Debtors

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

In re:	)	Case No. 07-
	)	Jointly Administered
MOVIE GALLERY, INC., et al.,[4]	)	Chapter 11
)
Debtors.	)
)

PROPOSED FIRST DAY AGENDA

OCTOBER 16, 2007 AT 2:00 P.M. PREVAILING EASTERN TIME

INTRODUCTION AND REQUEST FOR FIRST DAY HEARING

1.	[“First Day Hearing Motion”] Motion of the Debtors for an Order Setting an Expedited Hearing on “First Day Motions” and for Related Relief

2.	[“Affidavit in Support of First Day Motions”] Affidavit of William C. Kosturos, Chief Restructuring Officer of Movie Gallery, Inc., in Support of First Day Motions

3.	[“Affidavit in Support of Restructuring Advisors”] Affidavit of Thomas D. Johnson, Jr., Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., in Support of Restructuring Advisors

[4]	The Debtors in the cases include: Movie Gallery, Inc.; Hollywood Entertainment Corporation; M.G. Digital, LLC; M.G.A. Realty I, LLC; MG Automation LLC; and Movie Gallery US, LLC.

(j)	FIRST DAY MATTERS

Section 1. Procedural Motions

1.	[“Pro Hac Vice”] Motion for an Order Authorizing Certain Attorneys from Kirkland & Ellis LLP to Appear and Practice Pro Hac Vice on Behalf of the Debtors

2.	[“Joint Administration”] Motion of the Debtors for an Order Directing Joint Administration of their Related Chapter 11 Cases

3.	[“Matrix and Consolidated Creditors List”] Motion of the Debtors for Authority to (A) Prepare a List of Creditors in Lieu of Submitting a Formatted Mailing Matrix and (B) File a Consolidated List of the Debtors’ 30 Largest Unsecured Creditors

4.	[“Extend Deadline for SoFAs and Schedules”] Motion of the Debtors for an Order (A) Granting an Extension of Time to File Statements of Financial Affairs and Schedules of Assets and Liabilities, Current Income and Expenditures and Executory Contracts and Unexpired Leases and (B) Scheduling Meeting of Creditors under Section 341 of the Bankruptcy Code

5.	[“Form of Notice of Commencement / Bar Date”] Motion of the Debtors for an Order Establishing Bar Dates and Approving Form and Manner of Notice of Commencement of Cases and Notice of Bar Dates for Creditors to File Proofs of Claim

6.	[“Case Management”] Motion of the Debtors for an Order Establishing Certain Notice, Case Management and Administrative Procedures

Section 2. Professional Retentions

1.	[“Counsel”] Application of the Debtors for an Order Authorizing the Employment and Retention of Kirkland & Ellis LLP as Attorneys for the Debtors and Debtors in Possession

2.	[“Local Counsel”] Application of the Debtors for an Order Authorizing the Employment and Retention of Kutak Rock LLP as Attorneys for the Debtors and Debtors in Possession

3.	[“Restructuring Advisors”] Motion of the Debtors for an Order Authorizing the Employment and Retention of Alvarez & Marsal as Restructuring Advisors for the Debtors and Debtors in Possession

4.	[“Investment Banker and Financial Advisor”] Application of the Debtors for an Order Authorizing the Employment and Retention of Lazard Frères & Co. LLC as Investment Banker and Financial Advisor for the Debtors and Debtors in Possession

5.	[“Real Estate Consultant”] Application of the Debtors for an Order Authorizing the Employment and Retention of Keen Consultants, the Real Estate Division of KPMG Corporate Finance LLC, as Real Estate Consultant for the Debtors and Debtors in Possession

6.	[“Assume Store Closing Agency Agreement”] Motion of the Debtors for an Order Authorizing the Assumption by the Debtors of the Store Closing Consulting Agreement with Great American Group, LLC

7.	[“Notice, Claims and Balloting Agent”] Application of the Debtors for an Order Authorizing the Employment and Retention of Kurtzman Carson Consultants LLC as Notice, Claims and Balloting Agent for the Debtors and Debtors in Possession

8.	[“OCP Motion”] Motion of the Debtors for an Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business

Section 3. Operational Motions

1.	[“Wages and Employee Benefits”] Motion of the Debtors for an Order (A) Authorizing, but not Directing, the Debtors to Pay Certain Prepetition (I) Wages, Salaries, Bonuses and Other Compensation, (II) Reimbursable Employee Expenses and (III) Employee Medical and Similar Benefits and (B) Authorizing and Directing Banks and Other Financial Institutions to Honor All Related Checks and Electronic Payment Requests

2.	[“Customer Programs”] Motion of the Debtors for an Order Authorizing, but not Directing, the Debtors to Continue Their Customer Programs and Honor Prepetition Commitments Related Thereto

3.	[“Insurance Coverage and Premium Financing”] Motion of the Debtors for an Order Authorizing the Debtors to (A) Continue Insurance Coverage Entered into Prepetition, (B) Enter into New Insurance Policies, (C) Maintain Postpetition Financing of Insurance Premiums and (D) Enter into New Postpetition Financing Agreements

4.	[“Taxes”] Motion of the Debtors for an Order (A) Authorizing, but not Directing, the Debtors to Remit and Pay Certain Taxes and Fees and (B) Authorizing and Directing Banks and Other Financial Institutions to Honor Related Checks and Electronic Payment Requests

5.	[“Shippers and Other Lien Holders”] Motion of the Debtors for an Order (A) Authorizing, but not Directing, the Debtors to Pay Prepetition Claims of Shippers, Warehousemen and Other Lien Claimants and (B) Authorizing and Directing Banks and Other Financial Institutions to Honor Related Checks and Electronic Payment Requests

6.	[“Utilities”] Motion of the Debtors for Entry of Interim and Final Orders Determining Adequate Assurance of Payment for Future Utility Services

7.	[“Store Closing Procedures”] Motion of the Debtors for an Order (A) Authorizing the Debtors to Conduct Store Closing Sales, (B) Approving Procedures with Respect to Store Closing Sales and (C) Authorizing the Debtors to Pay Limited Liquidation Bonuses and Severance Payments in Connecting with Store Closing Sales

8.	[“Lease Auction Procedures”] Motion of the Debtors for an Order Authorizing an Auction Process and Approving Bid Procedures for the Disposition of the Debtors’ Interests in Certain Nonresidential Real Property Leases and Granting Related Relief

9.	[“Reject Leases and Contracts”] Motion of the Debtors for an Order Authorizing the Debtors to Reject Certain Unexpired Leases and Executory Contracts Effective as of the Commencement Date

10.	[“Equity Trading Procedures”] Motion of the Debtors for the Entry of an Order Establishing Notification and Hearing Procedures for Transfers of Certain Common Stock and for Related Relief

11.	[“Movie Studio Motion”] Motion of the Debtors for Interim and Final Orders Authorizing, but not Directing, the Debtors, in their Sole Discretion, to Enter into Accommodation Agreements with Major Movie Studio Suppliers and to Pay Prepetition Obligations in Connection Therewith

12.	[“Cash Management”] Motion of the Debtors for an Order (A) Authorizing the Debtors to Continue Using their Existing Cash Management System, Bank Accounts and Business Forms, (B) Granting Postpetition Intercompany Claims Administrative Expense Priority and (C) Authorizing Continued Intercompany Arrangements and Historical Practices

13.	[“DIP Financing”] Motion of the Debtors for Interim and Final Orders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c), 364(d), and 364(e) And Fed. R. Bankr. P. 4001 and 9014 (I) Authorizing Debtors to Obtain Secured Postpetition Financing on Super-Priority Priming Lien Basis Granting Adequate Protection For Priming and Modifying the Automatic Stay, (II) Authorizing Debtors to Use Cash Collateral Of Existing Secured Lenders and Granting Adequate Protection for Use, (III) Authorizing Debtors to Repay Existing Revolver Indebtedness Upon Interim Approval and (IV) Prescribing Form and Manner of Notice and Setting the Time For the Final Hearing

Richmond, Virginia	/s/
Dated: October 15, 2007	Richard M. Cieri (NY 4207122)
KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
	Telephone:	(212) 446-4800
	Facsimile:	(212) 446-4900
and
Anup Sathy, P.C. (IL 6230191)
Marc J. Carmel (IL 6272032)
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601-6636
	Telephone:	(312) 861-2000
	Facsimile:	(312) 861-2200
and
Michael A. Condyles (VA 27807)
Peter J. Barrett (VA 46179)
KUTAK ROCK LLP
Bank of America Center
1111 East Main Street, Suite 800
Richmond, Virginia 23219-3500
	Telephone:	(804) 644-1700
	Facsimile:	(804) 783-6192
Proposed Co-Counsel to the Debtors

EXHIBIT A-3

AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT TERM SHEET

1. On the Effective Date, holders of Second Lien Claims (other than the Sopris Second Lien Claims) shall receive, in respect of the default occurring as a result of the Company’s failure to pay the cash interest payment due on September 10, 2007 under the Second Lien Credit Agreement, payment in cash of all amounts due in connection with such default.

2. For all interest periods beginning September 10, 2007 through and including the Effective Date (the “Initial PIK Period”), the Company will elect to pay “PIK Interest” (as such term is defined in the Second Lien Credit Agreement). During the Initial PIK Period, interest will accrue as Base Rate Loans (as defined in the Second Lien Credit Agreement), plus the existing PIK margin increase (“PIK Margin”) of 75 basis points and the default margin increase of 200 basis points.

3. Holders of Allowed Reinstated Second Lien Claims (other than the Sopris Second Lien Claims) shall receive their pro-rata share of Company obligations to be established under the Amended and Restated Second Lien Credit Agreement. The Amended and Restated Second Lien Credit Agreement shall provide as follows (and any inconsistent provisions in the Second Lien Credit Agreement shall not be included in the Amended and Restated Second Lien Credit Agreement):

•

The Amended and Restated Second Lien Credit Agreement shall bear interest at a rate equal to the Base Rate (as defined in the Second Lien Credit Agreement) plus 550 basis points or the Adjusted Eurodollar Rate (as defined in the Second Lien Credit Agreement) plus 800 basis points for Base Rate Loans and Eurodollar Rate Loans, respectively; provided, however, that if the Amended and Restated First Lien Credit Agreement (including any replacement or refinancing thereof occurring prior to the Effective Date) provides for interest rates based on a pricing matrix that is based on the Company’s leverage ratio, the Amended and Restated Second Lien Credit Agreement shall bear interest at a rate that is 300 basis points higher than the blended interest rate under the Amended and Restated First Lien Credit Agreement (including any replacement or refinancing thereof occurring prior to the Effective Date) according to such pricing matrix at any time, up to a maximum rate of the Base Rate plus 550 basis points or the Adjusted Eurodollar Rate plus 800 basis points for Base Rate Loans and Eurodollar Rate Loans, respectively.

•

Notwithstanding the forgoing, under no circumstances shall the applicable interest rate margin under the Amended and Restated Second Lien Credit Agreement be at any time less than 200 basis points greater than the highest interest rate margin applicable to any portion of the Amended and Restated First Lien Credit Agreement (including any replacement or refinancing thereof occurring prior to the Effective Date).

•

For twenty four (24) months following the Effective Date, the Company shall have the option to make PIK Interest payments under the Amended and Restated Second Lien Credit Agreement (“Optional PIK Period”) at a margin increase of 200 basis points (“Optional PIK Period Margin”).

•

For twelve (12) months following the expiration of the Optional PIK Period, the Company will retain the option to elect PIK Interest for any interest period (“Conditional PIK Period”), provided, however, that the Company shall be required to conduct a quarterly test of the Interest Coverage Ratio (as defined in the First Lien Credit Agreement) based on trailing twelve month results. In the event the Interest Coverage Ratio exceeds 2.0x for any trailing twelve month period, the Company would be required to pay cash interest in the subsequent quarter. In the event the Interest Coverage Ratio does not exceed 2.0x for any trailing twelve month period, the Company will retain the option to elect to pay PIK Interest for such subsequent quarter at a margin increase of 325 basis points (“Conditional PIK Period Margin”).

•	After the expiration of the Conditional PIK Period, the Company would be required to pay cash interest for any interest period.

•

The reorganized Company shall be prohibited from paying any cash dividends until such time as the obligations under the Amended and Restated Second Lien Credit Agreement have been satisfied in full in cash.

4. The Amended and Restated Second Lien Credit Agreement shall otherwise be on the same terms as the Second Lien Credit Agreement (provided that any terms that are inconsistent with the terms contained in this Amended and Restated Second Lien Credit Agreement Term Sheet shall not be included in the Amended and Restated Second Lien Credit Agreement) and contain such other terms as are reasonably acceptable to both Sopris and the Second Lien Requisite Holders (as defined in the Lock Up Agreement) (excluding those Second Lien Claims held by Sopris for the purposes of this paragraph 4 only).

EXHIBIT A-4

RIGHTS OFFERING TERM SHEET

MOVIE GALLERY, INC. ET AL.

RIGHTS OFFERING TERM SHEET5

TERM	DESCRIPTION
Plan Sponsor	The Debtors, including Movie Gallery, Inc., in the Chapter 11 Cases administered under case number [ ] in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”).

Backstop Party	The “Backstop Party” means investment entities affiliated with Sopris Capital Advisors LLC (“Sopris”). The Backstop Party shall fund the Rights Offering Amount to the extent the Rights Offering is not fully subscribed on the terms set forth in this rights offering term sheet (this “Rights Offering Term Sheet”). One hundred percent (100%) of the Backstop Commitment shall be undertaken by the Backstop Party.

Rights Offering

A Rights Offering shall be made pursuant to, and in accordance with the terms set forth in, this Rights Offering Term Sheet and the Plan Term Sheet (as defined below). As used in this Rights Offering Term Sheet, the “Plan Term Sheet” means the Proposed Restructuring Term Sheet attached as Exhibit A to the Lock Up, Voting and Consent Agreement dated as of October 14, 2007 (the “Lock Up Agreement”), by and among the Debtors, the Consenting Second Lien Holders and the Consenting 11% Senior Note Holders (as each such term is defined in the Lock Up Agreement). The Plan Term Sheet sets forth the principal terms of the plan of reorganization contemplated by the Debtors (the “Plan”), and this Rights Offering Term Sheet is attached as Exhibit A-3 to the Plan Term Sheet.

“Rights Offering” means the equity rights offering for the Rights Offering Amount contemplated by this Rights Offering Term Sheet and the Plan Term Sheet, and on terms reasonably acceptable to the Backstop Party.

Rights Offering Amount	The amount of the Rights Offering shall be $50 million (the “Rights Offering Amount”) and the number of shares of New MG Common Stock to be issued pursuant to the Rights Offering (the “Rights Offering Shares”) shall be determined according to the Rights Offering Equity Allocation as defined in the Plan Term Sheet.

[5]	Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan Term Sheet. In the event of any contradiction, the Plan Term Sheet shall apply.

TERM	DESCRIPTION
Effective Date	The “Effective Date” shall have the meaning set forth in the Plan Term Sheet.

Participation in Rights Offering	Each eligible Holder of 11% Senior Notes (each, a “Rights Offering Participant”) may participate in the Rights Offering by purchasing that number of Rights Offering Shares equal to its proportionate ownership of the 11% Senior Notes. Sopris irrevocably commits to participate in the Rights Offering by purchasing that number of Rights Offering Shares equal to its current proportionate ownership of the 11% Senior Notes (currently estimated to be $175.3 million in principal amount) (the “Sopris Senior Notes Commitment”).

Exercise Price	The purchase price per share of the Rights Offering Shares will be determined by dividing the Rights Offering Amount by the number of Rights Offering Shares (the “Exercise Price”).

Dilution	All shares of New MG Common Stock issued as of the Effective Date shall be subject to dilution by the Management and Director Equity Incentive Program and any other subsequent issuances of shares of New MG Common Stock.

Transferability	The right to participate in the Rights Offering shall be non-detachable from the 11% Senior Notes. Accordingly, Rights Offering Participants may not separately transfer their right to participate in the Rights Offering.

Backstop Commitment

The Backstop Party will purchase all Rights Offering Shares in excess of the Sopris Senior Notes Commitment, at the Exercise Price, that are not purchased by other Rights Offering Participants as part of the Rights Offering (the “Backstop Commitment”).

The “Backstop Rights Purchase Agreement” means an agreement setting forth the terms and conditions of the Rights Offering and the Backstop Commitment of the Backstop Party, reasonably acceptable to the Backstop Party and consistent with the terms set forth in this Rights Offering Term Sheet. The Backstop Rights Purchase Agreement shall be filed in advance of the deadline for filing objections to the Approval Motion.

Registration Rights

On the Effective Date the Debtors will provide demand and piggy-back registration rights (together, the “Registration Rights”) with respect to the Rights Offering Shares.

The “Registration Rights Agreement” means an agreement setting forth the terms and conditions of the Registration Rights, acceptable to the Backstop Party and consistent with the terms set forth in this Rights Offering Term Sheet. The Registration Rights Agreement shall be filed in advance of the deadline for filing objections to the approval of the Disclosure Statement.

Treatment Under Section 1145	Rights Offering Shares will be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) thereof or Regulation D promulgated thereunder. Those shares will be exempted under section 1145 of the Bankruptcy Code to the extent applicable.

TERM	DESCRIPTION
Commitment Fee	The Debtors will pay the Backstop Party a Commitment Fee equal to 2.3% of the Rights Offering Amount on the Effective Date (the “Commitment Fee”). The Commitment Fee shall be paid in the form of New MG Common Stock and the number of shares issued in connection therewith shall be a percentage of the New MG Common Stock to be issued on the Effective Date in a percentage equal to the amount of the Commitment Fee divided by the Adjusted Equity Value.

Debtors’ Representations and Warranties

The Backstop Rights Purchase Agreement shall contain the following representations and warranties of the Debtors:

•     corporate good standing;

•     requisite corporate power and authority;

•     delivery of documents;

•     due issuance and authorization of New MG Common Stock;

•     no governmental consents;

•     no conflicts; and

•     other customary representations and warranties.

Backstop Party’s Representations and Warranties

The Backstop Rights Purchase Agreement shall contain the following representations and warranties of the Backstop Party:

•     corporate good standing;

•     requisite corporate power and authority;

•     acknowledgement of obligations under the Backstop Rights Purchase Agreement;

•     acknowledgement of no registration under the Securities Act of 1933;

•     acquiring Rights Offering Shares for investment purposes, and not with a view to distribution in violation of the Securities Act of 1933;

•     delivery of documents;

•     accredited investor;

•     due diligence has been performed; and

•     other customary representations and warranties.

TERM	DESCRIPTION
Expense Reimbursements	The “Expense Reimbursements” means all reasonable and documented fees and expenses of the Backstop Party associated with the Rights Offering and the transactions contemplated by the Plan Term Sheet, including but not limited to the fees of Sonnenschein Nath & Rosenthal LLP, Jeffries & Co., Inc. and Tavenner & Beran, P.C., and shall not include any amounts incurred after termination of the Lock Up Agreement or the Backstop Rights Purchase Agreement

Conditions to Backstop Commitment

The Backstop Commitment will be subject to the following conditions precedent (the “Conditions Precedent”):

•     entry of the Approval Motion Order;

•     the Disclosure Statement accompanying the Plan and the Plan shall be materially consistent with the terms of the Backstop Rights Purchase Agreement, and must be reasonably acceptable to the Backstop Party;

•     an order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”) that is reasonably acceptable to the Backstop Party must have been entered by the Bankruptcy Court and no order staying the Confirmation Order may be in effect;

•     no event of default has occurred and is continuing under any debtor-in-possession financing of the Debtors;

•     the waiting period (and any extension thereof) applicable to the Plan under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have been terminated or shall have expired;

•     the Debtors shall have timely paid all Expense Reimbursements on a continuing basis or within ten (10) business days after the Backstop Party notifies the Debtors of their failure to pay such Expense Reimbursements; provided that in the event the parties in good faith dispute whether the amount of such Expense Reimbursements is “reasonable,” the Debtors shall separate the disputed amount (each, a “Disputed Expense Reimbursement Amount”) and pay the remainder pursuant to the terms hereof;

•     execution of all documents arising from or related to the Rights Offering and the Restructuring (including, without limitation, if requested by the Backstop Party, a stockholders agreement), which documents must be reasonably satisfactory to the Backstop Party;

•     the Lock Up Agreement has not been terminated, whether by occurrence of a Termination Event (as defined in the Lock Up Agreement) or otherwise;

TERM	DESCRIPTION

•     from the Petition Date, no Material Adverse Effect has occurred.

The Backstop Commitment will not be conditioned on any of the following:

•     due diligence;

•     any cap or restriction on the amount of allowed unsecured claims against the Debtors; and

•     any Disputed Expense Reimbursement Amounts.

Material Adverse Effect	The term “Material Adverse Effect” means an effect that is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operation of the Debtors, taken as a whole, but shall exclude any effect or combination of effects resulting or arising from (i) any change in law, rule, or regulation by the United States, Canada or their subdivisions; (ii) any change in interest rates or general economic conditions; (iii) any change in the industry in which the Debtors operate generally; (iv) the entry into this Rights Offering Term Sheet and the Backstop Rights Purchase Agreement; (v) any action taken by the Debtors with the express prior written consent of the Backstop Party or any of its affiliates; or (vi) any change in generally accepted accounting principles.

Approval Motion

Within 5 business days after the Petition Date, the Debtors shall file a motion requesting, among other things, that the Bankruptcy Court enter the Approval Motion Order, authorizing the Debtors to enter into the Backstop Rights Purchase Agreement (the “Approval Motion”). Such Approval Motion must request authority from the Bankruptcy Court for the Debtors to pay:

•     the Commitment Fee on the Effective Date;

•     the Expense Reimbursements on a continuing basis; and

•     the Termination Fee as defined in and on the conditions set forth in the Lock Up Agreement.

The “Approval Motion Hearing” means that hearing before the Bankruptcy Court to consider the relief requested in the Approval Motion.

The “Approval Motion Order” means that order entered by the Bankruptcy Court granting the Approval Motion on terms materially consistent with this Rights Offering Term Sheet and Plan Term Sheet, and reasonably acceptable to the Backstop Party.

TERM	DESCRIPTION
Expiration of Backstop Rights Purchase Agreement	The Backstop Rights Purchase Agreement shall expire upon termination of the DIP Facility.

Termination of Backstop Rights Purchase Agreement

The Backstop Party will have the right, but not the obligation, to terminate the Backstop Rights Purchase Agreement (the “Backstop Party Termination Rights”) if:

•     the Debtors file any pleading or document with the Bankruptcy Court with respect to a Topping Proposal (as defined in the Lock Up Agreement);

•     the Lock Up Agreement has been terminated by reason of the occurrence of a Termination Event (as defined in the Lock Up Agreement) or otherwise; or

•     the Debtors fails to pay any requested Expense Reimbursement to the Backstop Party within ten days after the Backstop Party notifies the Debtors of their failure to pay such Expense Reimbursement; provided that, in the event that the parties dispute whether amounts are “reasonable,” the Debtors shall separate the disputed amount and pay the rest pursuant to the terms hereof.

The Debtors will have the right, but not the obligation, to terminate the Backstop Rights Purchase Agreement (the “Debtors Termination Rights”) if:

•     the Backstop Party materially breaches the Backstop Rights Purchase Agreement, and that breach is not cured after a notice period of five (5) business days (which may be extended by the Debtors) during which the breaching Backstop Party may negotiate in good faith regarding any such cure; or

•     the Bankruptcy Court denies the relief set forth in the Approval Motion.

Binding Agreement	In the event of a conflict between this Rights Offering Term Sheet and the Backstop Rights Purchase Agreement after that Backstop Rights Purchase Agreement has been filed with the Bankruptcy Court, the terms of the Backstop Rights Purchase Agreement shall control.

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